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Lee Enterprises appoints Gregory Hoffmann to Board of Directors

NEWS RELEASE

DAVENPORT, Iowa (September 30, 2026) – Lee Enterprises, Incorporated (NASDAQ: Lee) today announced that its Board of Directors (the “Board”) has appointed Gregory (“Greg”) Hoffmann to the Board, effective immediately. Hoffmann will serve until the Company’s 2028 annual meeting of stockholders and has been appointed to the Board’s Nominating and Corporate Governance Committee.

“Greg is a proven investor and business leader whose experience evaluating opportunities, deploying capital and working with management teams across a broad portfolio will add a valuable perspective to our Board,” said David Hoffmann, chairman of the Lee Enterprises Board of Directors. “His disciplined approach to growth and strong financial background will complement the Board’s existing capabilities as Lee continues to strengthen its operating platform and create sustainable value for shareholders.”

“Greg brings a valuable combination of financial expertise, strategic judgment and hands-on experience supporting growth across a wide range of businesses,” said Nathan Bekke, President and Chief Executive Officer of Lee Enterprises. “As we continue strengthening Lee’s financial foundation, advancing our digital transformation and investing in the products and journalism that serve our communities, his perspective will be an important addition to the Board.”

Hoffmann is Co-Chief Executive Officer of Hoffmann Family of Companies, where he drives strategic growth through acquisitions and development, supports the initiatives and operational needs of the family’s diverse businesses, and leads the company’s real estate portfolio. He began his career at Osprey Capital, LLC, one of the Hoffmann family’s investment vehicles, where he played a key role in nearly doubling the firm’s size. Working closely with senior leadership across Hoffmann portfolio companies, he has led acquisitions totaling several billion dollars. Hoffmann also serves as Alternate Governor for the Pittsburgh Penguins of the National Hockey League.

“Lee has a vital role in the communities it serves and a significant opportunity to build on the reach, trust and value of its local brands,” said Greg Hoffmann. “I look forward to working with my fellow directors and Lee’s leadership team to support disciplined execution, thoughtful investment and the Company’s continued transformation and long-term growth.”

ABOUT LEE

Lee Enterprises is a leading provider of local news and information and a major subscription and advertising platform with 193 owned and managed brands across 28 states. Lee's markets include St. Louis, MO; Buffalo, NY; Omaha, NE; Richmond, VA; Lincoln, NE; Madison, WI; and Davenport, IA. Lee Common Stock is traded on NASDAQ under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:
IR@lee.net
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